You should also consider the U.S. federal income tax consequences of investing in the PLUS. There is no direct legal authority as to the proper tax treatment of the PLUS, and consequently our special tax counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. Significant aspects of the tax treatment of the PLUS are uncertain. Pursuant to the terms of the PLUS, you have agreed with us to treat a PLUS as a single financial contract,


        Subject to completion, Pricing Supplement dated September 9, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 86 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)
                                     $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             Senior Fixed Rate Notes
                                ----------------

                            PLUS due October 27, 2006
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
             Based on the Value of the Russell 1000(R) Growth Index
                    Performance Leveraged Upside Securities(SM)
                                   ("PLUS(SM)")
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the closing value of the Russell 1000(R) Growth Index at maturity.

o    The principal amount and issue price of each PLUS is $10.

o    We will not pay interest on the PLUS.

o At maturity, if the final average index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 multiplied by 200% of the percent increase in the value of the Russell 1000(R) Growth Index, subject to a maximum payment at maturity which is expected to be $11.05 to $11.35, or 110.5% to 113.5% of the issue price. The maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public. If the final average index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 multiplied by the index performance factor, which will be less than or equal to 1.0.

     o The percent increase in the value of the Russell 1000(R) Growth Index will be equal to (i) the final average index value minus the initial index value divided by (ii) the initial index value.

     o The index performance factor will be equal to (i) the final average index value divided by (ii) the initial index value.

     o    The initial index value is    , the closing value of the Russell 1000
          (R) Growth Index on the day we price the PLUS for initial sale to the public.

     o The final average index value will equal the arithmetic average of the closing values of the Russell 1000(R) Growth Index on October 19, 2006, October 20, 2006, October 23, 2006, October 24, 2006 and October 25, 2006, which we refer to as the index valuation dates.

o Investing in the PLUS is not equivalent to investing in the Russell 1000(R) Growth Index or its component stocks.

o    The PLUS will not be listed on any securities exchange.

o    The CUSIP number for the PLUS is 61747Y865.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                              --------------------
                               PRICE $10 PER PLUS
                              --------------------


                                        Price to        Agent's     Proceeds to
                                         Public     Commissions(1)    Company
                                      ------------ ---------------- ------------
Per PLUS.............................      $               $              $
Total................................      $               $              $

----------------------
(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called "Description of PLUS--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley. The return on the PLUS at maturity is based on the value of the Russell 1000(R) Growth Index.

     Russell 1000(R) Growth Index is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. "Performance Leveraged Upside Securities" and "PLUS" are our service marks.

Each PLUS costs $10              We, Morgan Stanley, are offering Performance
                                 Leveraged Upside Securities(SM) due October 27,
                                 2006, Mandatorily Exchangeable for an Amount
                                 Payable in U.S. Dollars Based on the Value of the Russell 1000(R) Growth Index, which we refer to as the PLUS. The principal amount and issue price of each PLUS is $10.

                                 The original issue price of the PLUS includes the agent's commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PLUS--Use of Proceeds and Hedging."

No guaranteed return of          Unlike ordinary debt securities, the PLUS do
principal; no interest           not pay interest and do not guarantee any
                                 return of principal at maturity. If the final average index value is less than the initial index value, we will pay to you an amount in cash per PLUS that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the Russell
                                 1000 Growth Index. The initial index value is , the closing value of the Russell 1000 Growth
                                 Index on the day we price the PLUS for initial sale to the public. The final average index value will be the arithmetic average of the closing values of the Russell 1000 Growth Index on October 19, 2006, October 20, 2006, October
                                 23, 2006, October 24, 2006 and October 25,
                                 2006, which we refer to as the index valuation dates. If a market disruption event occurs on any of the five scheduled index valuation dates or any scheduled index valuation date is not otherwise a trading day, such index valuation date and each succeeding index valuation date, if any, will be postponed until the immediately succeeding trading day or days, as applicable, on which no market disruption event has occurred, and the maturity date will be postponed until the second scheduled trading day following final index valuation date as postponed.

Payment at maturity based        At maturity, you will receive for each $10
on the Russell 1000(R)           principal amount of PLUS that you hold an
Growth Index                     amount in cash based upon the value of the
                                 Russell 1000(R) Growth Index, determined as follows:

                                 o If the final average index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                     $10 + leveraged upside payment,

                                   subject to a maximum payment at maturity of $11.05 to $11.35, or 110.5% to 113.5% of the issue price,

                                   where,

                                     leveraged upside payment   =   ($10  x  200%  x  index percent  increase)

                                   and


                                     index percent increase     =    final average index value - initial index value
                                                                    -------------------------------------------------
                                                                                    initial index value


                                 o If the final average index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                      $10 x index performance factor

                                     where,

                                      index performance factor      =     final average index value
                                                                          --------------------------
                                                                             initial index value

                                     Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

                                 On PS-6, we have provided a graph titled
                                 "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity over a range of hypothetical percentage changes in the index. The graph does not show every situation that may occur.

                                 You can review the historical values of the Russell 1000 Growth Index in the section of this pricing supplement called "Description of PLUS--Historical Information." The payment of dividends on the stocks that underlie the Russell 1000 Growth Index is not reflected in the level of the Russell 1000 Growth Index and, therefore, has no effect on the calculation of the payment at maturity.

                                 Investing in the PLUS is not equivalent to investing in the Russell 1000 Growth Index or its component stocks.

Your return on the PLUS          The return investors realize on the PLUS is
is limited by the maximum        limited by the maximum payment at maturity. The
payment at maturity              maximum payment at maturity of each PLUS is
                                 expected to be $11.05 to $11.35, or 110.5% to
                                 113.5% of the issue price. The maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public.
                                 Although the leverage factor provides 200% exposure to any increase in value of the Russell 1000 Growth Index at maturity, because the payment at maturity will be limited to 110.5% to 113.5% of the issue price of the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final average index value exceeds approximately
                                 105.25% to 106.75% of the initial index value.
                                 See "Hypothetical Payouts on the PLUS at
                                 Maturity" on PS-6.

MS & Co. will be the             We have appointed our affiliate, Morgan Stanley
Calculation Agent                & Co. Incorporated or its successors, which we
                                 refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS &
                                 Co. will determine the initial index value, the final average index value, the percentage change in the Russell 1000 Growth Index, the payment to you at maturity and whether a market disruption event has occurred.

Where you can find more          The PLUS are senior notes issued as part of our
information on the PLUS          Series F medium-term note program. You can find
                                 a general description of our Series F
                                 medium-term note program in the accompanying prospectus supplement dated November 10, 2004.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of Notes--Fixed
                                 Rate Notes" and "--Exchangeable Notes."

                                 Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the PLUS, you should read the "Description of PLUS" section in this pricing supplement. You should also read about some of the risks involved in investing in PLUS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differ from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

     For each PLUS, the following graph illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the index. The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum payment at maturity. The graph is based on the following hypothetical terms:

     o    Issue Price per PLUS:   $10.00

     o    Initial Index Value:     500

     o    Leverage Factor:         200%

     o    Maximum Payment at Maturity:  $11.20 (112% of the Issue Price)

     Where the final average index value is greater than the initial index value, the payment at maturity on the PLUS reflected in the graph below is greater than the $10 principal amount per PLUS, but in all cases is subject to the maximum payment at maturity. Where the final average index value is less than or equal to the initial index value, the payment at maturity on the PLUS reflected in the graph below is less than the $10 principal amount per PLUS.

     In the hypothetical example below you will realize the maximum payment at maturity at a final average index value of approximately 106% of the hypothetical initial index value. For example, if the hypothetical initial index value were equal to 500, you would realize the maximum payment at maturity at a final average index value of approximately 530. In addition, you will not share in the performance of the index at final average index values above 112% of the hypothetical initial index value, or approximately 560.

                               [GRAPHIC OMITTED]

                                  RISK FACTORS

     The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The return investors realize on the PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest         The terms of the PLUS differ from those of
or guarantee return of           ordinary debt securities in that we will not
principal                        pay you interest on the PLUS or guarantee to
                                 pay you the principal amount of the PLUS at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the final average index value. If the final average index value is greater than the initial index value, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to a maximum payment at maturity of $11.05 to $11.35, or 110.5% to 113.5% of the issue price.
                                 The maximum payment at maturity will be
                                 determined on the day we price the PLUS for initial sale to the public. If the final average index value is less than the initial index value, you will lose money on your investment; you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the Russell 1000 Growth Index.
                                 See "Hypothetical Payouts on the PLUS at
                                 Maturity" on PS-6.

Your appreciation                The appreciation potential of the PLUS is
potential is limited             limited by the maximum payment at maturity of
                                 $11.05 to $11.35, or 110.5% to 113.5% of the
                                 issue price. As a result, you will not share in any appreciation of the Russell 1000 Growth
                                 Index above 110.5% to 113.5% of the value of the Russell 1000 Growth Index on the day we price the PLUS for initial sale to the public.
                                 Although the leverage factor provides 200% exposure to any increase in the value of the Russell 1000 Growth Index at maturity, because the payment at maturity will be limited to 110.5% to 113.5% of the issue price for each PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final average index value exceeds approximately
                                 105.25% to 106.75% of the initial index value.
                                 See "Hypothetical Payouts on the PLUS at
                                 Maturity" on PS-6.

The PLUS will not be listed      The PLUS will not be listed on any exchange.
                                 There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. MS & Co.
                                 currently intends to act as a market maker for the PLUS but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co.
                                 were to cease acting as a market maker, it is likely that there would be little or no secondary market for the PLUS.

Market price of the PLUS         Several factors, many of which are beyond our
may be influenced by             control, will influence the value of the PLUS
many unpredictable               in the secondary market and the price at which
factors                          MS & Co. may be willing to purchase or sell the
                                 PLUS in the secondary market, including:


                                 o the value of the Russell 1000 Growth Index at any time

                                 o the volatility (frequency and magnitude of changes in value) of the Russell 1000 Growth Index

                                 o   interest and yield rates in the market

                                 o the dividend rate on the stocks underlying the Russell 1000 Growth Index

                                 o    geopolitical conditions and economic,
                                      financial, political, regulatory or
                                      judicial events that affect the securities underlying the Russell 1000 Growth Index or stock markets generally and which may affect the final average index value

                                 o   the time remaining until the PLUS mature

                                 o   our creditworthiness

                                 Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if at the time of sale the Russell 1000 Growth Index is at or below the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the Russell 1000 Growth Index based on its historical performance. The value of the Russell 1000 Growth Index may decrease so that you will receive at maturity a payment that is less than the principal amount of the PLUS by an amount proportionate to the decrease in the value of the Russell 1000 Growth Index. In addition, there can be no assurance that the value of the Russell 1000 Growth Index will increase so that you will receive at maturity an amount in excess of the principal amount of the PLUS. Nor can there be any assurance that the value of the Russell 1000 Growth Index will not increase beyond 110.5% to 113.5% of the initial index value, in which case you will only receive the maximum payment at maturity. You will no longer share in the performance of the Russell 1000 Growth Index at index values above 110.5% to 113.5% of the initial index value.

The inclusion of                 Assuming no change in market conditions or any
commissions and                  other relevant factors, the price, if any, at
projected profit                 which MS & Co. is willing to purchase PLUS in
from hedging in the              secondary market transactions will likely be
original issue price             lower than the original issue price, since the
is likely to adversely           original issue price included, and secondary
affect secondary                 market prices are likely to exclude,
market prices                    commissions paid with respect to the PLUS, as
                                 well as the projected profit included in the cost of hedging our obligations under the PLUS.
                                 In addition, any such prices may differ from values determined by pricing models used by MS
                                 & Co., as a result of dealer discounts,
                                 mark-ups or other transaction costs.

Adjustments to the Russell       Frank Russell Company is responsible for
1000 Growth Index could          calculating and maintaining the Russell 1000
adversely affect the value of    Growth Index. Frank Russell Company can add,
the PLUS                         delete or substitute the stocks underlying the
                                 Russell 1000 Growth Index or make other
                                 methodological changes that could change the value of the Russell 1000 Growth Index. Any of these actions could adversely affect the value of the PLUS.

                                 Frank Russell Company may discontinue or suspend calculation or publication of the Russell 1000 Growth Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Russell 1000 Growth Index. MS & Co. could have an economic interest that is different than that of investors in the PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices at maturity of the stocks underlying the Russell 1000 Growth Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Russell 1000 Growth Index last in effect prior to discontinuance of the Russell 1000 Growth Index.

The economic interests           The economic interests of the calculation agent
of the calculation agent         and other affiliates of ours are potentially
and other affiliates of          adverse to your interests as an investor in the
ours are potentially adverse     PLUS.
to your interests
                                 As calculation agent, MS & Co. will determine the initial index value and the final average index value, and calculate the amount of cash, if any, you will receive at maturity.
                                 Determinations made by MS & Co., in its
                                 capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Russell 1000 Growth Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of PLUS--Market Disruption Event" and
                                 "--Discontinuance of the Russell 1000 Growth
                                 Index; Alteration of Method of Calculation."

                                 The original issue price of the PLUS includes the agent's commissions and certain costs of hedging our obligations under the PLUS. The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Investing in the PLUS            Investing in the PLUS is not equivalent to
is not equivalent to             investing in the Russell 1000 Growth Index or
investing in the Russell         its component stocks. As an investor in the
1000 Growth Index                PLUS, you will not have voting rights or rights
                                 to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Russell 1000 Growth Index.

Hedging and trading              We expect that MS & Co. and other affiliates of
activity by the                  ours will carry out hedging activities related
calculation agent and            to the PLUS (and possibly to other instruments
its affiliates could             linked to the Russell 1000 Growth Index or its
potentially adversely            component stocks), including trading in the
affect the value of              stocks underlying the Russell 1000 Growth Index
the PLUS                         as well as in other instruments related to the
                                 Russell 1000 Growth Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Russell 1000 Growth Index and other financial instruments related to the Russell 1000 Growth Index and the stocks underlying the Russell 1000 Growth Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the PLUS for initial sale to the public could potentially increase the initial index value and, therefore, the value at which the Russell 1000 Growth Index must close on the index valuation dates before you receive a payment at maturity that exceeds the principal amount of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the value of the Russell 1000 Growth Index on the index valuation dates and, accordingly, the amount of cash you will receive at maturity.

Because the                      You should also consider the U.S. federal
characterization of              income tax consequences of investing in the
the PLUS for U.S.                PLUS. There is no direct legal authority as to
federal income tax               the proper tax treatment of the PLUS, and
purposes is uncertain,           consequently our special tax counsel is unable
the material U.S.                to render an opinion as to their proper
federal income tax               characterization for U.S. federal income tax
consequences of an               purposes. Significant aspects of the tax
investment in the PLUS           treatment of the PLUS are uncertain. Pursuant
are uncertain                    to the terms of the PLUS, you have agreed with
                                 us to treat a PLUS as a single financial contract, as described in the section of this pricing supplement called "Description of
                                 PLUS--United States Federal Income
                                 Taxation--General." If the Internal Revenue
                                 Service (the "IRS") were successful in
                                 asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                                 Please read carefully the section of this pricing supplement called "Description of
                                 PLUS--United States Federal Income Taxation."

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                               DESCRIPTION OF PLUS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $10 principal amount of our PLUS due October 27, 2006, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Russell 1000(R) Growth Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount........   $

Original Issue Date
 (Settlement Date)................              , 2005

Maturity Date.....................   October 27, 2006, subject to extension in
                                     accordance with the following paragraph in the event of a Market Disruption Event on any scheduled Index Valuation Date.

                                     If due to a Market Disruption Event or
                                     otherwise, any Index Valuation Date is
                                     postponed so that the Final Index Valuation
                                     Date falls less than two scheduled Trading
                                     Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Index Valuation Date as so postponed. See "--Index Valuation Date" below.

Issue Price.......................   $10 per PLUS

Denominations.....................   $10 and integral multiples thereof

CUSIP Number......................   61747Y865

Interest Rate.....................   None

Specified Currency................   U.S. dollars

Payment at Maturity...............   At maturity, upon delivery of the PLUS to
                                     the Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Final
                                     Average Index Value is greater than the
                                     Initial Index Value, the lesser of (a) $10 plus the Leveraged Upside Payment and (b) the Maximum Payment Average at Maturity or
                                     (ii) if the Final Average Index Value is less than or equal to the Initial Index
                                     Value, $10 times the Index Performance
                                     Factor. See "--Discontinuance of the
                                     Russell 1000 Growth Index; Alteration of
                                     Method of Calculation" below.

                                     We shall, or shall cause the Calculation
                                     Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry

                                     Note or Certificated Note" below, and see
                                     "The Depositary" in the accompanying
                                     prospectus supplement.

Maximum Payment at Maturity.......   $11.05 to $11.35. The Maximum Payment at
                                     Maturity will be determined on the day we price the PLUS for initial sale to the public.

Leveraged Upside Payment .........   The product of (i) $10 and (ii) 200% and
                                     (iii) the Index Percent Increase.

Index Percent Increase............   A fraction, the numerator of which is the
                                     Final Average Index Value minus the Initial
                                     Index Value and the denominator of which is the Initial Index Value.

Index Performance Factor..........   A fraction, the numerator of which is the
                                     Final Average Index Value and the
                                     denominator of which is the Initial Index
                                     Value.

Initial Index Value...............         , the Index Closing Value on the day
                                      we  price the PLUS for initial sale to the
                                     public.

Index Closing Value...............   The Index Closing Value on any Trading Day
                                     will equal the closing value of the Russell
                                     1000 Growth Index or any Successor Index
                                     (as defined under "--Discontinuance of the Russell 1000 Growth Index; Alteration of
                                     Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Russell
                                     1000 Growth Index described under
                                     "--Discontinuance of the Russell 1000
                                     Growth Index; Alteration of Method of
                                     Calculation."

Final Average Index Value.........   The arithmetic average of the Index Closing
                                     Values of the Russell 1000 Growth Index on the Index Valuation Dates.

Index Valuation Dates.............   The Index Valuation Dates will be October
                                     19, 2006, October 20, 2006, October 23,
                                     2006, October 24, 2006 and October 25,
                                     2006, subject to adjustment for Market
                                     Disruption Events as described in the
                                     following paragraph.

                                     If there is a Market Disruption Event on any scheduled Index Valuation Date or if any scheduled Index Valuation Date is not otherwise a Trading Day, such Index Valuation Date and each succeeding Index Valuation Date, if any, will be postponed until the next succeeding Trading Day or Trading Days, as applicable, during which no Market Disruption Event shall have occurred.

Trading Day.......................   A day, as determined by the Calculation
                                     Agent, on which trading is generally
                                     conducted on the New York Stock Exchange,
                                     Inc. ("NYSE"), the American Stock Exchange
                                     LLC ("AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
 Certificated Note...............    Book Entry. The PLUS will be issued in the
                                     form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the

                                     PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated Note..   Senior

Trustee...........................   JPMorgan Chase Bank, N.A. (formerly known
                                     as JPMorgan Chase Bank)

Agent.............................   Morgan Stanley & Co. Incorporated and its
                                     successors ("MS & Co.")

Calculation Agent.................   MS & Co.

                                     All determinations made by the Calculation
                                     Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                     All calculations with respect to the
                                     Payment at Maturity, if any, will be
                                     rounded to the nearest one
                                     hundred-thousandth, with five
                                     one-millionths rounded upward (e.g.,
                                     .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                                     Because the Calculation Agent is our
                                     subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Average Index Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the Russell 1000 Growth Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event...........   Market Disruption Event means, with respect
                                     to the Russell 1000 Growth Index:

                                        (i) the occurrence or existence of a
                                        suspension, absence or material
                                        limitation of trading of stocks then
                                        constituting 20 percent or more of the
                                        level of the Russell 1000 Growth

                                        Index (or the Successor Index) on the
                                        Relevant Exchanges for such securities
                                        for more than two hours of trading or
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session on such Relevant
                                        Exchange; or a breakdown or failure in
                                        the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Russell 1000 Growth Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Russell 1000 Growth Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                        (ii) a determination by the Calculation
                                        Agent in its sole discretion that any
                                        event described in clause (i) above
                                        materially interfered with our ability
                                        or the ability of any of our affiliates
                                        to unwind or adjust all or a material
                                        portion of the hedge position with
                                        respect to the PLUS.

                                     For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Russell 1000 Growth Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Russell 1000 Growth Index shall be based on a comparison of (x) the portion of the value of the Russell 1000 Growth Index attributable to that security relative to
                                     (y) the overall value of the Russell 1000
                                     Growth Index, in each case immediately
                                     before that suspension or limitation.

                                     For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                     (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                     (4) a suspension of trading in futures or options contracts on the Russell 1000 Growth Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Russell 1000 Growth Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Russell 1000 Growth Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange.................   Relevant Exchange means the primary U.S.
                                     organized exchange or market of trading for any security (or any combination thereof) then included in the Russell 1000 Growth
                                     Index or any Successor Index.

Alternate Exchange Calculation
 in Case of an Event of Default...   In case an event of default with respect to
                                     the PLUS shall have occurred and be
                                     continuing, the amount declared due and
                                     payable per PLUS upon any acceleration of the PLUS (an "Event of Default
                                     Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index Closing Value as of the date of such acceleration as the Final Average Index Value.

                                     If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Russell 1000 Growth Index.....   We have derived all information contained
                                     in this prospectus supplement regarding the Russell 1000(R) Growth Index (the "Index"), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Frank Russell Company ("Russell"). The
                                     Index was developed by Russell and is
                                     calculated, maintained and published by
                                     Russell. We make no representation or
                                     warranty as to the accuracy or completeness of such information.

                                     The Index measures the composite price
                                     performance of stocks of companies within the Index which have been determined by Russell to be growth oriented, with higher price-to-stock ratios and higher forecasted growth. All 1,000 stocks are traded on the NYSE, the AMEX, the Nasdaq or in the over-the-counter market.

                                     Only common stocks belonging to
                                     corporations domiciled in the U.S. and its territories are eligible for inclusion in the Index. Stocks traded on U.S. exchanges but domiciled in other countries are excluded. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights are also excluded. Trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual investment companies (except business development companies), limited partnerships and foreign stocks are also ineligible for inclusion. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

                                     The primary criteria used to determine the initial list of securities eligible for the Index is total market capitalization, which is defined as the price of the shares times the total number of available shares, or shares assumed to be available for trading. Based on closing values on May 31 of each year, Russell reconstitutes the composition of the Index using the then existing market capitalizations of eligible companies. As of the last Friday of June of each year, the Index and the Growth Index are adjusted to reflect the reconstitution market value (changes in rankings and shares outstanding) for that year.

                                     The market value of each security in the Index is determined as a percentage of the market value within the Russell 1000 Index. A security designated as 100% growth will hold the same market value in the Index as in the Russell 1000 Index. A security designated by Russell as 50% growth will be included at half the market value in the Index as in the Russell 1000 Index. As a market value-weighted index, the Index reflects changes in the market value of the component stocks relative to the capitalization on a base date. The current index value is calculated by adding the market values of the index's component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 1,000 stocks. The total market value is then divided by a divisor. To calculate the Index, closing prices on a security's primary exchange will be used for exchange-traded and Nasdaq stocks. If a component stock is not open for trading, the most recently traded price for that security will be used. In order to provide continuity for the index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

                                     The following types of shares are
                                     considered unavailable for the purposes of market capitalization determinations:

                                     o  ESOP or LESOP shares -- corporations
                                        that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

                                     o  Corporate cross-owned shares -- when
                                        shares of a company in the index are
                                        held by another company also in the
                                        index, this is considered corporate
                                        cross-ownership. Any percentage held in
                                        this class will be adjusted;

                                     o  Large private and corporate shares --
                                        large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together, or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the index, partnerships, insurance companies not in the index, mutual funds, banks not in the index or venture capitals;

                                     o  Unlisted share classes -- classes of
                                        common stock that are not traded on a
                                        U.S. exchange; and

                                     o  Initial public offering lock-ups --
                                        shares locked up during an initial
                                        public offering ("IPO") are not
                                        available to the public and will be
                                        excluded from the market value at the
                                        time the IPO enters the index.

                                     Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

                                     The following summarizes the types of index maintenance adjustments and indicates whether or not an index adjustment is required.

                                     o "No Replacement" Rule -- Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over the past year will fluctuate according to corporate activity.

                                     o  Rule for Corporation-Action Driven
                                        Changes -- Beginning April 1, 2003,
                                        changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day's closing prices --

                                        o  Reclassification of shares, mergers
                                           and acquisitions, spin-offs and
                                           reorganizations -- adjustments will
                                           be made at the open of the ex-date
                                           using previous day closing prices.

                                        o  Rules for Deletions -- Effective
                                           January 1, 2002, when deleting stocks
                                           from the Index as a result of
                                           exchange delisting or reconstitution,
                                           the price used will be the market
                                           price on the day of deletion,
                                           including potentially the OTC
                                           bulletin board price.

                                     o  Rule for Additions --

                                        o  Spin-offs -- Spin-off companies are
                                           added to the parent company's index
                                           and capitalization tier of
                                           membership, if the spin-off is large
                                           enough. To be eligible, the spun-off
                                           company's total market capitalization
                                           must be greater
                                           than the market-adjusted total market
                                           capitalization of the smallest
                                           security in the Russell 3000E Index
                                           at the latest reconstitution.

                                        o  Initial Public Offerings -- Eligible
                                           IPO's are added to the Index each
                                           quarter.

                                     Each month, the Index is updated for
                                     changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% are reflected in the Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

                                     In the case of trading halts, stocks are held in the Index at the last traded price until trading resumes or the stock is delisted.

                                     Gross dividends are included in the daily total return calculation of the Index based on their ex-dates. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. Special cash dividends are treated the same as regular cash dividends unless the special cash dividend exceeds 10% of the aggregate market value of the underlying security; in such case, the price of the stock is adjusted to deduct the dividend amount on the ex-date.

                                     Russell uses a "non-linear probability"
                                     method to assign growth and value weights to stocks to the index, where the term "probability" is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price ratio and I/B/E/S forecast long-term growth mean. This method allows the stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the index.

                                     A process for assigning growth and value weights is applied to the stocks after the Index is comprised. Stocks are ranked by their adjusted book-to-price ratio and their I/B/E/S forecast long-term growth mean. These rankings are converted to standardized units and combined to produce a composite value score ("CVS"). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with lower CVS are considered growth, stocks with higher CVS are considered value, and stocks with a CVS in the middle are considered to have both growth and value characteristics, and are weighted proportionately in the Index.

Discontinuance of the Russell
 1000 Growth Index; Alteration
 of Method of Calculation.........   If Russell discontinues publication of the
                                     Index and Russell or another entity
                                     publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a "Successor Index"), then any subsequent
                                     Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day that any Index Closing Value is to be determined.

                                     Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                     If Russell discontinues publication of the Index prior to, and such discontinuance is continuing on, any Index Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date(s). The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the PLUS.

                                     If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information............   The following table sets forth the
                                     published high and low Index Closing
                                     Values, as well as end-of-quarter Index
                                     Closing Values, of the Index for each
                                     quarter in the period from January 1, 2000 through September 9, 2005. The Index
                                     Closing Value on September 9, 2005 was
                                     505.97. We obtained the information in the table below from Bloomberg Financial
                                     Markets, without independent verification.
                                     The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on the Index
                                     Valuation Dates. The level of the Index may decrease so that you will receive a payment at maturity that is less than the principal amount of the PLUS. We cannot give you any assurance that the level of the Index will increase so that at maturity you will receive a payment in excess of the principal amount of the PLUS. Nor can we give you any assurance that the value of the Index will not increase beyond 110.5% to 113.5% of the Initial Index Value, in which case you will only receive the Maximum Payment at Maturity. Because your return is linked to the level of the Index at maturity, there is no guaranteed return of principal.

                                     If the Final Average Index Value is less than the Initial Index Value, you will lose money on your investment.

                                                          High   Low  Period End
                                                        ------- ----- ----------
                                     2000
                                      First Quarter.... 925.79  782.84  894.36
                                      Second Quarter... 904.87  767.51  871.72
                                      Third Quarter.... 919.26  821.58  822.64
                                      Fourth Quarter... 812.04  621.76  646.71
                                     2001
                                      First Quarter.... 704.49  500.08  511.09
                                      Second Quarter... 616.23  470.23  553.64
                                      Third Quarter.... 559.37  413.57  445.22
                                      Fourth Quarter... 528.88  444.46  511.57
                                     2002
                                      First Quarter.... 523.91  473.67  497.41
                                      Second Quarter... 498.80  397.55  403.70
                                      Third Quarter.... 405.52  334.87  342.06
                                      Fourth Quarter... 394.57  331.59  365.44
                                     2003
                                      First Quarter.... 386.85  338.51  360.45
                                      Second Quarter... 426.91  363.56  410.92
                                      Third Quarter.... 447.21  408.66  425.95
                                      Fourth Quarter... 468.90  435.88  468.90
                                     2004
                                      First Quarter.... 489.30  455.94  471.45
                                      Second Quarter... 484.70  458.03  479.35
                                      Third Quarter.... 473.45  432.27  453.15
                                      Fourth Quarter... 494.22  444.41  493.41
                                     2005
                                      First Quarter.... 489.90  467.35  471.97
                                      Second Quarter... 491.26  456.33  482.29
                                      Third Quarter
                                      (through
                                      September 9,
                                      2005)............ 510.31  483.26  505.97

Use of Proceeds and Hedging.......   The net proceeds we receive from the sale
                                     of the PLUS will be used for general
                                     corporate purposes and, in part, in
                                     connection with hedging our obligations
                                     under the PLUS through one or more of our subsidiaries. The original issue price of the PLUS includes the Agent's Commissions
                                     (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                     On or prior to the day we price the PLUS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the stocks underlying the Index, in futures or options contracts on the Index or any stocks underlying the Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Index, and therefore effectively increase the level at which the Index must close before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the Index, futures or options contracts on the Index or any stocks underlying the Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Index Valuation Dates. We cannot give any assurance that our hedging activity will not affect the value of the Index and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information
Concerning Plan of Distribution...   Under the terms and subject to the
                                     conditions contained in the U.S.
                                     distribution agreement referred to in the
                                     prospectus supplement under "Plan of
                                     Distribution," the Agent, acting as
                                     principal for its own account, has agreed
                                     to purchase, and we have agreed to sell,
                                     the principal amount of PLUS set forth on
                                     the cover of this pricing supplement. The
                                     Agent proposes initially to offer the PLUS
                                     directly to the public at the public
                                     offering price set forth on the cover page
                                     of this pricing supplement. The Agent may
                                     allow a concession not in excess of $ per
                                     PLUS to other dealers, which may include
                                     Morgan Stanley & Co. International Limited
                                     and Bank Morgan Stanley AG. We expect to
                                     deliver the PLUS against payment therefor
                                     in New York, New York on            , 2005.
                                     After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                                     In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or the level of the Index. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Index it does not own, creating a naked short position in the PLUS or the individual stocks underlying the Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the PLUS or the individual stocks underlying the Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS or the individual stocks underlying the Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual stocks underlying the Index in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See "--Use of Proceeds and Hedging" above.

                                     General

                                     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                     The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it
                                     (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                     Brazil

                                     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                     Chile

                                     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                     Hong Kong

                                     The PLUS may not be offered or sold in Hong
                                     Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                     Mexico

                                     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                     Singapore

                                     This pricing supplement and the
                                     accompanying prospectus supplement and
                                     prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the

                                     PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

License Agreement between
  Frank Russell Company and
  Morgan Stanley..................   Russell and Morgan Stanley have entered
                                     into a non-exclusive license agreement
                                     providing for the license to Morgan
                                     Stanley, and certain of its affiliated and subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by Russell, in connection with securities, including the
                                     PLUS.

                                     The license agreement between Russell and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                     The PLUS are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the Russell 1000 Growth Index to track general stock market performance or a segment of the same. Russell's publication of the Russell 1000 Growth Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 1000 Growth Index is based. Russell's only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell and of the Russell 1000 Growth Index, which is determined, composed and calculated by Russell without regard to Morgan Stanley or the PLUS. Russell is not responsible for and has not reviewed the PLUS nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 1000 Growth Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

                                     RUSSELL DOES NOT GUARANTEE THE ACCURACY
                                     AND/OR THE COMPLETENESS OF THE RUSSELL 1000
                                     GROWTH INDEX OR ANY DATA INCLUDED THEREIN
                                     AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY
                                     ERRORS, OMISSIONS, OR INTERRUPTIONS
                                     THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS
                                     OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY
                                     MORGAN STANLEY, INVESTORS, OWNERS OF THE
                                     PLUS, OR ANY OTHER PERSON OR ENTITY FROM
                                     THE USE OF THE RUSSELL 1000 GROWTH INDEX OR
                                     ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO
                                     EXPRESS OR

                                     IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS
                                     ALL WARRANTIES OF MERCHANTABILITY OR
                                     FITNESS FOR A PARTICULAR PURPOSE OR USE
                                     WITH RESPECT TO THE RUSSELL 1000 GROWTH
                                     INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT
                                     LIMITING ANY OF THE FOREGOING, IN NO EVENT
                                     SHALL RUSSELL HAVE ANY LIABILITY FOR ANY
                                     SPECIAL, PUNITIVE, INDIRECT, OR
                                     CONSEQUENTIAL DAMAGES (INCLUDING LOST
                                     PROFITS), EVEN IF NOTIFIED OF THE
                                     POSSIBILITY OF SUCH DAMAGES.

                                     The "Russell 1000(R) Growth Index" is a
                                     trademark of Russell and has been licensed for use by Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by Russell and Russell makes no representation regarding the advisability of investing in the PLUS.

ERISA Matters for Pension Plans
 and Insurance Companies..........   Each fiduciary of a pension, profit-sharing
                                     or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                     In addition, we and certain of our
                                     subsidiaries and affiliates, including MS &
                                     Co. and Morgan Stanley DW Inc. (formerly
                                     Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or
                                     Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                     The U.S. Department of Labor has issued
                                     five prohibited transaction class
                                     exemptions ("PTCEs") that may provide
                                     exemptive relief for direct or indirect
                                     prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds),

                                     PTCE 90-1 (for certain transactions
                                     involving insurance company separate
                                     accounts), and PTCE 84-14 (for certain
                                     transactions determined by independent
                                     qualified asset managers).

                                     Because we may be considered a party in
                                     interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not
                                     prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such securities on behalf of or with "plan assets" of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
                                     Section 406 of ERISA or Section 4975 of the
                                     Code or (b) its purchase, holding and
                                     disposition are eligible for exemptive
                                     relief or such purchase, holding and
                                     disposition are not prohibited by ERISA or
                                     Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                     Purchasers of the PLUS have exclusive
                                     responsibility for ensuring that their
                                     purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.

United States Federal
 Income Taxation..................   The following summary is based on the
                                     advice of Davis Polk & Wardwell, our
                                     special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the PLUS that (i) purchase the PLUS at their Issue Price and (ii) will hold the PLUS as capital assets within the meaning of
                                     Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S.
                                     federal income taxation that may be
                                     relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws, such as:

                                     o  certain financial institutions;

                                     o  tax-exempt organizations;

                                     o  dealers and certain traders in
                                        securities or foreign currencies;

                                     o  investors holding the PLUS as part of a
                                        hedging transaction, straddle,
                                        conversion or other integrated
                                        transaction;

                                     o  U.S. Holders, as defined below, whose
                                        functional currency is not the U.S.
                                        dollar;

                                     o  partnerships;

                                     o  nonresident alien individuals who have
                                        lost their United States citizenship or
                                        who have ceased to be taxed as United
                                        States resident aliens;

                                     o  corporations that are treated as
                                        controlled foreign corporations or
                                        passive foreign investment companies;

                                     o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                     o Non-U.S. Holders for whom income or gain in respect of the PLUS is effectively connected with a trade or business in the United States;

                                     o  Non-U.S. Holders who are individuals
                                        having a "tax home" (as defined in
                                        Section 911(d)(3) of the Code) in the
                                        United States; and

                                     o  Non-U.S. Holders that hold, or will
                                        hold, actually or constructively, more
                                        than 5% of the PLUS or more than 5% of
                                        any component stock of the Russell 1000
                                        Growth Index.

                                     As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                     If you are considering purchasing the PLUS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under any state, local or foreign taxing jurisdiction.

                                     General

                                     Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the Russell 1000 Growth Index that (i) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the Russell 1000 Growth Index.

                                     The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to whether the U.S. federal income tax characterization of the PLUS stated above should be respected. Significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                     U.S. Holders

                                     As used herein, the term "U.S. Holder"
                                     means a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                     o  a citizen or resident of the United
                                        States;

                                     o  a corporation, or other entity taxable
                                        as a corporation, created or organized
                                        under the laws of the United States or
                                        any political subdivision thereof; or

                                     o  an estate or trust the income of which
                                        is subject to United States federal
                                        income taxation regardless of its
                                        source.

                                     Tax Treatment of the PLUS

                                     Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                                     Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the PLUS.

                                     Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

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                                     Possible Alternative Tax Treatments of an
                                     Investment in the PLUS

                                     Due to the absence of authorities that
                                     directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                     If the IRS were successful in asserting
                                     that the Contingent Payment Regulations
                                     applied to the PLUS, the timing and
                                     character of income thereon would be
                                     significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                     Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                                     Backup Withholding and Information
                                     Reporting

                                     A U.S. Holder of the PLUS may be subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder of the PLUS may also be subject to information reporting requirements, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

                                     Non-U.S. Holders

                                     The discussion under this heading applies to you only if you are a "Non-U.S. Holder." A Non-U.S. Holder is a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

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                                     o  a nonresident alien individual;

                                     o  a foreign corporation; or

                                     o  a foreign trust or estate.

                                     Tax Treatment upon Maturity, Sale, Exchange or Disposition of a PLUS. A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                                     If all or any portion of a PLUS were
                                     recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that the IRS Form W-8BEN certification requirements described below under "--Information Reporting and Backup Withholding" were satisfied and such Non-U.S. Holder did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and was not a bank receiving interest described in Section 881(c)(3)(A) of the Code.

                                     Estate Tax. Non-U.S. Holders who are
                                     individuals, and entities the property of which is potentially includible in the gross estate of a non-U.S. individual for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS is likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

                                     Information Reporting and Backup
                                     Withholding. Information returns may be
                                     filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder

                                     PS-30


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                                     to a refund, provided that the required
                                     information is furnished to the IRS.